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                       ASSET TRANSFER AND MERGER AGREEMENT


                                  by and among


                           SIGHT RESOURCE CORPORATION,

                             E.B. ACQUISITION CORP.,

                         THE E.B. BROWN OPTICAL COMPANY,
                        BROWN OPTICAL LABORATORIES, INC.,
                           E.B. BROWN OPTICIANS, INC.,

                                  GORDON SAFRAN

                                       and

                                  EVELYN SAFRAN


                          ----------------------------


                            dated as of July 1, 1996


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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

                                    ARTICLE I

                                   DEFINITIONS..............................  2
SECTION 1.01     Certain Defined Terms......................................  2
SECTION 1.02     Singular/Plural............................................  8
SECTION 1.03     Accounting Terms...........................................  8
SECTION 1.04     Gender.....................................................  8

                                    ARTICLE II

                 PURCHASE AND SALE OF THE S CORPORATION ASSETS..............  8
SECTION 2.01     Transfer of S Corporation Assets to
                 Acquisition................................................  8
SECTION 2.02     Excluded Assets............................................  9
SECTION 2.03     Assumption and Exclusion of
                 Liabilities................................................ 10
SECTION 2.04     Purchase Price............................................. 12
SECTION 2.05     Closing.................................................... 14
SECTION 2.06     Ancillary Agreements....................................... 14

                                   ARTICLE III

                                   THE MERGER............................... 14
SECTION 3.01     The Merger................................................. 14
SECTION 3.02     Conversion of Shares....................................... 14
SECTION 3.03     Effective Time............................................. 16
SECTION 3.04     Closing.................................................... 16
SECTION 3.05     Effects of the Merger...................................... 17
SECTION 3.06     Certificate of Incorporation and By-laws................... 17
SECTION 3.07     Directors and Officers..................................... 17

                                   ARTICLE IV


              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS............ 18


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SECTION 4.01     Shareholder's Authority to Execute and
                 Perform Agreements; Validity............................... 18
SECTION 4.02     No Conflict................................................ 18
SECTION 4.03     No Distribution............................................ 18
SECTION 4.04     NASD....................................................... 19
SECTION 4.05     Legends.................................................... 19

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS............ 19
SECTION 5.01     Organization and Qualification............................. 20
SECTION 5.02     Corporate Power and Authority; Validity.................... 20
SECTION 5.03     No Conflict................................................ 20
SECTION 5.04     Financial Statements....................................... 21
SECTION 5.05     Absence of Undisclosed Liabilities......................... 21
SECTION 5.06     Absence of Material Adverse Change......................... 21
SECTION 5.07     Inventories................................................ 22
SECTION 5.08     Taxes...................................................... 22
SECTION 5.09     Litigation................................................. 22
SECTION 5.10     Certain Practices.......................................... 23
SECTION 5.11     Compliance with Law........................................ 23
SECTION 5.12     Licenses and Permits....................................... 23
SECTION 5.13     Labor and Employee Relations............................... 23
SECTION 5.14     Seller Employees........................................... 24
SECTION 5.15     Employee Benefits.......................................... 24
         (a)  Employee Benefit Plans........................................ 24
         (b)  Pension Plans................................................. 24
         (c)  Welfare Plans................................................. 25
SECTION 5.16     Tangible Properties........................................ 25
SECTION 5.17     Owned Premises............................................. 25
SECTION 5.18     Leased Parcels............................................. 25
SECTION 5.19     Environmental Matters...................................... 26
SECTION 5.20     Material Contracts......................................... 26
SECTION 5.21     Intellectual Property...................................... 27
SECTION 5.22     Significant Customers and Suppliers........................ 28
SECTION 5.23     Transactions With Affiliates............................... 28
SECTION 5.24     Insurance.................................................. 29
SECTION 5.25     Broker's Fee............................................... 29
SECTION 5.26     Capitalization............................................. 29
SECTION 5.27     Disclosure................................................. 29

                                   ARTICLE VI

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              REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND SRC......... 29
SECTION 6.01     Organization and Qualification............................. 29
SECTION 6.02     Corporate Power and Authority; Validity.................... 30
SECTION 6.03     No Conflict................................................ 30
SECTION 6.04     SRC Capitalization......................................... 31
SECTION 6.06     Financial Statements of SRC................................ 31
SECTION 6.07     Broker's Fees.............................................. 31
SECTION 6.08     The Shares................................................. 31
SECTION 6.09     Absence of Material Adverse Change......................... 32
SECTION 6.10     Litigation................................................. 32
SECTION 6.11     Compliance with Law........................................ 32
SECTION 6.12     Licenses and Permits....................................... 32
SECTION 6.13     Environmental Matters...................................... 33
SECTION 6.14     Intellectual Property...................................... 33
SECTION 6.15     Insurance.................................................. 33

                                   ARTICLE VII

                  COVENANTS OF THE SELLERS AND THE SHAREHOLDERS............. 34
SECTION 7.01     Cooperation................................................ 34
SECTION 7.02     Conduct of the Business.................................... 34
SECTION 7.03     Access..................................................... 34

                                  ARTICLE VIII

                         COVENANTS OF SRC AND ACQUISITION................... 35
SECTION 8.01     Cooperation................................................ 35
SECTION 8.02     Access..................................................... 35
SECTION 8.03     Employees; Benefits........................................ 35
SECTION 8.04     Financial Reporting........................................ 36
SECTION 8.05     Employee Benefit Plan...................................... 36
SECTION 8.06     Cash and Cash Equivalents Certificate...................... 36
SECTION 8.07.    Conduct of Business........................................ 37
SECTION 8.08     Certain Dividends or Distributions......................... 37

                                   ARTICLE IX

                          CERTAIN POST-CLOSING COVENANTS.................... 37
SECTION 9.01     Organization of PC......................................... 37
SECTION 9.03     Certain Consents........................................... 38
SECTION 9.04     Further Assurances......................................... 38
SECTION 9.05     Name Change................................................ 39
SECTION 9.06     Survival of Covenants...................................... 39

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                                    ARTICLE X

                              CONDITIONS TO CLOSING......................... 39
SECTION 10.01    SRC's and Acquisition's Obligation to
                 Close...................................................... 39
         (a)  No Material Adverse Economic Event............................ 39
         (b)  Representations and Warranties to be True and
              Correct....................................................... 39
         (d)  Performance................................................... 40
         (e)  Secretary' Certificate........................................ 40
         (f)  No Material Adverse Change.................................... 40
         (g)  Opinion of Counsel............................................ 40
         (h)  Ancillary Agreements.......................................... 40
         (i)  Approval of SRC, Acquisition and Their
              Counsel....................................................... 40
SECTION 10.02    The Sellers' and Shareholders'
                 Obligation to Close........................................ 41
         (a)  Representations and Warranties to be True and
              Correct....................................................... 41
         (b)  Performance................................................... 41
         (c)  Secretary's Certificate....................................... 41
         (d)  Opinion of Counsel............................................ 41
         (e)  Ancillary Agreements.......................................... 41
         (f)  Approval of the Sellers, the Shareholders and
              Their Counsel................................................. 42

                                   ARTICLE XI

                                INDEMNIFICATION............................. 42
SECTION 11.01    Survival................................................... 42
SECTION 11.02    Indemnification by the Sellers and the
                 Shareholders............................................... 42
SECTION 11.03    Indemnification by ........................................ 43
SECTION 11.04    Claims for Indemnification................................. 43
SECTION 11.05    Indemnification Threshold.................................. 44

                                   ARTICLE XII

                                   TERMINATION.............................. 45
SECTION 12.01    Termination................................................ 45
SECTION 12.02    Effect of Termination...................................... 45

                                  ARTICLE XIII

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                            COVENANT NOT TO COMPETE......................... 46
SECTION 13.01    Covenant Not to Compete.................................... 46
SECTION 13.02    Activities Considered Competitive.......................... 47
SECTION 13.03    Reasonableness of Restrictions............................. 47
SECTION 13.04    Remedies................................................... 47

                                   ARTICLE XIV

                                  MISCELLANEOUS............................. 48
SECTION 14.01    Notices.................................................... 48
SECTION 14.02    Entire Agreement........................................... 49
SECTION 14.03    Modifications and Amendments............................... 49
SECTION 14.04    No Waiver of Rights, Powers and
                 Remedies................................................... 49
SECTION 14.05    Assignment................................................. 50
SECTION 14.06    Parties in Interest........................................ 50
SECTION 14.07    Governing Law; Jurisdiction and Service
                 of Process................................................. 50
SECTION 14.08    Severability............................................... 50
SECTION 14.09    Interpretation............................................. 51
SECTION 14.10    Headings and Captions...................................... 51
SECTION 14.11    Enforcement................................................ 51
SECTION 14.12    Expenses................................................... 51
SECTION 14.13    Publicity.................................................. 51
SECTION 14.14    Confidentiality............................................ 52
SECTION 14.15    Counterparts............................................... 52
SECTION 14.16    Principal Place of Office.................................. 52
SECTION 14.17    Statutory Agent and Service of Process..................... 52


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                                INDEX TO EXHIBITS


EXHIBIT A     -   Form of Assignment and Assumption of Leases
EXHIBIT B     -   Form of Bill of Sale
EXHIBIT C     -   Form of Consulting Agreement
EXHIBIT D     -   Form of Registration Rights Agreement
EXHIBIT E     -   Form of Opinion of Benesch, Friedlander,
                  Coplan & Aronoff
EXHIBIT F     -   Form of Employment Agreement
EXHIBIT G     -   Form of Opinion of Mintz, Levin, Cohn,
                  Ferris, Glovsky and Popeo, P.C.
EXHIBIT H     -   Form of Guarantee Agreement
EXHIBIT I-1   -   Form of Note
EXHIBIT I-2   -   Form of Schlein Note
EXHIBIT I-3   -   Form of Kulway Note

                               INDEX TO SCHEDULES

Schedule 3.02
Schedule 9.03
Disclosure Schedule

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                       ASSET TRANSFER AND MERGER AGREEMENT



         This Asset Transfer and Merger Agreement is entered into as of the 1st day of July, 1996, by and among Sight Resource Corporation, a Delaware corporation ("SRC"), E.B. Acquisition Corp., a Delaware corporation ("Acquisition"), The E.B. Brown Optical Company, an Ohio corporation ("Optical"), Brown Optical Laboratories, Inc., an Ohio corporation ("Laboratories"; Optical and Laboratories are sometimes hereinafter referred to individually as an "S Corporation" or a "Seller" and collectively as the "S Corporations"), E.B. Brown Opticians, Inc., an Ohio corporation ("Opticians"; individually a "Seller" and together with the S Corporations, the "Sellers") and Gordon Safran ("Safran") and Evelyn Safran ("E. Safran"); Safran, E. Safran and Optical are sometimes hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders").

         WHEREAS, the Sellers are engaged in the business of distributing and selling eyeglasses, contact lenses, industrial eyewear and hearing aids and providing related optical, optometric, and audiology goods and services to persons with vision and hearing disorders (collectively, the "Business", with that portion of the Business performed by the S Corporations being the "S Corporation Business," and that portion of the Business performed by Opticians being "Optician's Business");

         WHEREAS, the S Corporations desire to sell, or otherwise transfer, the assets used in or related to, or intended to be used in or related to, the S Corporation Business to Acquisition; and

         WHEREAS, the Shareholders are the owners of all the issued and outstanding shares of capital stock of every kind and description of each Seller, including Opticians (the "Optician Shares"); and

         WHEREAS, the parties wish to effect the acquisition of Opticians by SRC through a merger of Opticians with and into Acquisition, on the terms and conditions hereof (the "Merger");

         WHEREAS, the Merger is intended to be a "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         WHEREAS, Acquisition has been organized by SRC for the purpose of acquiring such assets from the S Corporations and effecting the Merger;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Action" means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority (or arbitrator or mediator, as the case may be), whether at law or in equity.

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and, with respect to any natural person, the term "Affiliate" shall also include (i) any spouse or any lineal ancestor or descendant of such natural person, (ii) any trust or estate any of the beneficiaries of which are such natural person or any of the foregoing and (iv) any Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any of the foregoing.

                  "Agreement" or "this Agreement" means this Asset Transfer and Merger Agreement dated the date hereof among SRC, Acquisition, the Sellers and the Shareholders, as amended, modified or supplemented from time to time in accordance with the provisions hereof.

                  "Ancillary Agreements" means the Assignment and Assumption of Leases, the Bill of Sale, the Consulting

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         Agreement, the Employment Agreements, the Guarantee Agreement and the
         Registration Rights Agreement.

                  "Assignment and Assumption of Leases" means the Assignment and Assumption of Leases substantially in the form of Exhibit A attached hereto between the S Corporations and Acquisition to be entered into on the Effective Date.

                  "Assumed Liabilities" has the meaning specified in
         Section 2.03.

                  "Bill of Sale" means the Bill of Sale substantially in the form of Exhibit B attached hereto between Seller and Acquisition to be entered into on the Effective Date.

                  "Business" has the meaning specified in the recitals to this Agreement.

                  "Closing" has the meaning specified in Section 3.04.

                  "Consulting Agreement" means the Consulting Agreement substantially in the form of Exhibit C hereto between Acquisition and Safran to be entered into on the Effective Date.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Disclosure Schedule" means the Disclosure Schedule delivered by Seller to Acquisition and dated September 18, 1996.

                  "Effective Date" has the meaning specified in Section
         3.03.

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                  "Employment Agreements" means each of the Employment
         Agreements substantially in the form of Exhibit F hereto between Acquisition and each of Martin Davidson and James Kulway to be entered into on the Effective Date.

                  "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "Environmental Laws" means any federal, state or local law, including any statute, rule, regulation, ordinance, code or rule of common law, as in effect on the date hereof, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

                  "Environmental Permits" means all permits, approvals, registrations, identification numbers, licenses and other authorizations and filings required under any applicable Environmental Law.

                  "ERISA" has the meaning specified in Section 4.15.

                  "Excluded Assets" has the meaning specified in
         Section 2.02.

                  "Excluded Liabilities" has the meaning specified in
         Section 2.03.

                  "Financial Statements" has the meaning specified in
         Section 5.04.

                  "GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

                  "Governmental Authority" means any United States federal, state or local or any foreign government,

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
         governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

                  "Guarantee" means a Guarantee Agreement in substantially the form as Exhibit H.

                  "Hazardous Materials" means any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law.

                  "Intellectual Property" means (i) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (ii) inventions, ideas, conceptions of potentially patentable subject matter and patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) statutory invention registrations, patents, patent registrations and patent applications and all improvements thereto, (iv) copyrights (registered or otherwise) and registrations and applications for registration thereof, (v) computer software, data and documentation,
         (vi) trade secrets and confidential business information, technology (including know-how and show-how), copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) copies and tangible embodiments of all the foregoing, in whatever form or medium, (viii) all rights to register trademarks and copyrights and to obtain rights to apply for patents and (ix) all rights to sue for present and past infringement of any of the Intellectual Property rights hereinabove set out.

                  "Inventories" means all inventory, merchandise, goods, raw materials, work-in-process, finished goods, packaging and supplies owned by the S Corporations and related to the S Corporations Business, maintained, held or stored by or for the S Corporations or any of their respective Subsidiaries on the Effective Date and any prepaid deposits for any of the same, but specifically excluding any

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
         inventory, merchandise, goods, raw materials, work-in-progress, finished goods, packaging and supplies owned by any other Person and held by or on behalf of either of the S Corporations as consignee.

                  "Leased Parcel" has the meaning specified in Section 5.18.

                  "Material Adverse Change" means a material adverse change in the business, affairs, operations, assets, liabilities, prospects, results of operations or the condition (financial or otherwise) of any of the Sellers or the Business taken as a whole.

                  "Material Adverse Effect" means any circumstance, change in or effect on any of the Sellers or any of their respective portions of the Business that, individually or in the aggregate with any other circumstances, changes in or effects on such Seller(s) or portion(s) of the Business (i) is, or would be, materially adverse to the business, affairs, operations, assets, liabilities, prospects, results of operations or the condition (financial or otherwise) of the Sellers, taken together, or the Business taken as a whole, or (ii) would materially adversely affect the ability of Acquisition to (A) own the S Corporation Assets or assets obtained pursuant to the Merger or (B) operate and conduct the Business.

                  "Material Adverse Acquisition Change" means a material adverse change in the business, affairs, operations, assets, liabilities, prospects, results of operations or the condition (financial or otherwise) of SRC and its subsidiaries (including Acquisition), taken as a whole.

                  "Material Adverse Acquisition Effect" means any circumstance, change in or effect on SRC and its subsidiaries (including Acquisition), taken as a whole, or the SRC Business that, individually or in the aggregate with any other circumstances, changes in or effects on SRC and Acquisition, taken as a whole, or the SRC Business is, or would be, materially adverse to the business, affairs, operations, assets, liabilities, prospects, results of operations or the condition (financial or otherwise) of SRC and its subsidiaries (including Acquisition), taken together.

                  "Material Contracts" has the meaning specified in Section
         5.20.

                  "NASD" has the meaning specified in Section 4.04.

                  "NASDAQ" means the National Association of Securities Dealers, Inc. Automatic Quotation System.

                  "SRC Common Stock" means the common stock of SRC, par value $.01 per share.

                  "1995 Balance Sheet" has the meaning specified in Section
         5.04.

                  "Order" means any order, writ, judgment, injunction, decree, demand letter, stipulation, determination or award issued or entered by or agreed to with any Governmental Authority.

                  "PC" has the meaning specified in Section 9.01.

                  "Permits" has the meaning specified in Section 5.12.

                  "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) liens for taxes, assessments and governmental charges or levies in the nature of taxes or user fees not yet due and payable in the ordinary course or, if due, that are being contested in good faith; (ii) Encumbrances imposed by law, such as, but not limited to, materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (a) are not overdue for a period of more than 30 days and (b) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time;
         (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (iv) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (a) were not incurred in connection with any indebtedness, (b) do not render title to the property encumbered thereby unmarketable and (c) do not and could not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes.

                  "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

                  "Purchase Price" has the meaning specified in Section 2.04.

                  "Receivables" means all accounts receivable, notes and other amounts receivable from third parties, including (without limitation) customers and employees, arising from the conduct of the Business prior to the Effective Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

                  "Registration Rights Agreement" means the Registration Rights Agreement substantially in the form of Exhibit D attached hereto between SRC and the Shareholders to be entered into on the Effective Date.

                  "SRC Business" means the business conducted by SRC and its Subsidiaries, including but not limited to laser vision correction, the distribution and sale of eyeglasses and contact lenses and the provision of related optical and optometric goods and services to persons with vision disorders.

                  "SRC Shares" has the meaning specified in Section 3.02.

                  "Subsidiary" means, with respect to any Person, any other Person of which a majority of the capital stock or other ownership interests are at the time directly or indirectly owned or controlled by such Person.

                  "Tangible Personal Property" has the meaning specified in Section 5.16.

                  "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

                  "Transaction Documents" means this Agreement, the Ancillary Agreements, and any certificate, instrument, financial statement, report or other document delivered pursuant to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

                  "Unrestricted Date" has the meaning specified in Section 3.02(b).

                  "S Corporation Assets" has the meaning specified in Section 2.01.

                  "Seller Employees" has the meaning specified in Section 5.14.

                  "Seller Optometrists" has the meaning specified in Section
         9.01.

         SECTION 1.02 Singular/Plural. Unless the context otherwise requires, words defined herein in the singular include the plural and words defined herein in the plural include the singular.

         SECTION 1.03 Accounting Terms. Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

         SECTION 1.04 Gender. The use of the masculine or any other pronoun herein when referring to any Person is for convenience only and shall be deemed to refer to the particular Person intended regardless of the actual gender of such Person or whether such Person is a corporate or other entity.


                                   ARTICLE II

                  PURCHASE AND SALE OF THE S CORPORATION ASSETS

         SECTION 2.01 Transfer of S Corporation Assets to Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date, each S Corporation shall transfer to Acquisition, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the assets, properties, goodwill and rights owned by such S Corporation or in which such S Corporation has any right or interest of every type and description, real, personal and mixed, tangible and intangible, in each case belonging or related to or used or intended to be used in the Business, other than the Excluded Assets (collectively, the "S Corporation Assets"), including, without limitation, the following (excluding, in each case, the Excluded Assets):

                 (i) all rights of the S Corporations under all contracts, agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers;

                (ii) all of the S Corporations' interests in and rights to and under all real or personal property owned or leased by the S Corporations, including all leases or contracts relating thereto;

               (iii) all rights of the S Corporations in Inventories and Receivables;

                (iv) all cash, cash equivalents and cash balances on deposit;

                 (v) all utility deposits, co-operative receivables and prepaid expenses;

                (vi) all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all optical computer software and other computer software programs of the S Corporations and files and any rights thereto related to or used in the S Corporations Business;

               (vii) all rights of the S Corporations in Intellectual Property, whether in the possession of either S Corporation or any employee or consultant thereof;

              (viii) the goodwill of the S Corporations relating to the Business; and

                (ix) all of the S Corporations' rights, titles and interests in, to and under all other assets, rights and claims of every kind and nature.

         Without limiting the generality of the foregoing, all assets, properties and rights of the S Corporations and their respective Affiliates located on the Leased Parcels and used or intended to be used in or relating to the Business (other than items of personal property owned by Affiliates who are natural persons) shall be included in the S Corporation Assets.

         SECTION 2.02 Excluded Assets. The S Corporation Assets shall exclude the following assets owned by the S Corporations (the "Excluded Assets"):

                 (i) certain life insurance policies issued by Lincoln Mutual Life Insurance Co., to wit: three policies on the life of Safran and one policy each on the lives of James Kulway, Martin Davidson and Stephen Schlein, and one policy issued by New England Life Ins. Co. on the life of Martin Davidson;

                (ii) notes receivable due from the Shareholders;

               (iii) all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all computer software programs and files and any rights thereto, in each case related to Excluded Assets or Excluded Liabilities;

                (iv) Limited partnership interests owned by Optical in First Interstate Elyria Limited Partnership; First Interstate Hawthorne Limited Partnership; and First Interstate Mentor Centers, L.P.;

                 (v) any tax refunds now or hereafter claimed in respect of the Business's operations prior to the Effective Date; and

                (vi) the SRC Shares (defined below) to be owned by Optical by reason of the Merger.

         SECTION 2.03 Assumption and Exclusion of Liabilities. (a) In connection with its acquisition of the S Corporation Assets, Acquisition shall assume those obligations and liabilities of the S Corporations, and only those obligations and liabilities, specifically identified below (the "Assumed Liabilities"):

                 (i) accounts payable and accrued wages, salaries and vacation benefits payable as of the Effective Date (other than wages and loans payable to the Shareholders), in each case which have been incurred in the ordinary course of business consistent with past practice and which are reflected on the books of the S Corporations;

                (ii) the obligations of each S Corporation under the Material Contracts and under all other contracts and agreements entered into in the ordinary course; and

               (iii) the other liabilities of the S Corporations, if any, fixed or contingent, liquidated or unliquidated, reflected on the books, records or accounts of the S Corporations.

                (iv) the Sellers' obligation to pay to Stephen Schlein as follows:

                           (A) Four Hundred Thousand Dollars ($400,000.00) which
                 amount the S Corporations and their shareholders hereby direct SRC and Acquisition to pay on the Effective Date by delivery of one or more official bank checks made payable to Stephen Schlein or by wire transfer;

                           (B) a promissory note in the original principal
                 amount of One Hundred Forty Thousand Dollars ($140,000.00), substantially in the form of Exhibit I-2 attached hereto (the "Schlein Note"), which Schlein Note will bear interest at an annual rate of the higher of (x) 7% or (y) the lowest interest rate on the Effective Date that is necessary to avoid imputed interest on the Schlein Note under the Internal Revenue Code, and which Note will be payable as follows: (A) Forty Thousand Dollars ($40,000.00) of the principal amount thereof, together with interest thereon, will become due and payable one year after the Effective Date and (B) One Hundred Thousand Dollars ($100,000.00) of the principal amount thereof, together with interest thereon, will become due and payable eighteen months after the Effective Date; provided that if, while any principal amount of the Schlein Note is outstanding, SRC's balance of cash and cash equivalents falls below Two Million Eight Hundred Thousand Dollars ($2,800,000), then the holder or holders may, at such holder's or holders' option, declare the Schlein Note (and the interest thereon) due and payable in full.

                 (v) the Sellers' obligation to pay to James Kulway the following consideration at the following times:

                           (A) Eighty Thousand Dollars ($80,000.00) which amount
                 the S Corporations and their shareholders hereby direct SRC and Acquisition to pay on the Effective Date by delivery of one or more official bank checks made payable to James Kulway or by wire transfer;

                           (B) a promissory note in the original principal
                 amount of Twenty-Eight Thousand Dollars ($28,000), substantially in the form of Exhibit I-3 attached hereto (the "Kulway Note"), which Kulway Note will bear interest at an annual rate of the higher of (x) 7% or (y) the lowest interest rate on the Effective Date that is necessary to avoid imputed interest on the Kulway Note under the Internal Revenue Code, and which Kulway Note will be payable as follows: (A) Eight Thousand Dollars ($8,000.00) of the principal amount thereof, together with interest thereon, will become due and payable one year after the Effective Date and (B) Twenty Thousand Dollars ($20,000.00) of the principal amount thereof, together with interest thereon, will become due and payable eighteen months after the Effective Date; provided that if, while any principal amount of the Kulway Note is outstanding, SRC's balance of cash and cash equivalents falls below Two Million Eight Hundred Thousand Dollars ($2,800,000), then the holder or holders may, at such holder's or holders' option, declare the Kulway Note (and the interest thereon) due and payable in full.

         (b) the S Corporations shall retain, and shall be responsible for paying, performing and discharging when due, all liabilities and obligations of the S Corporations or any of their Affiliates relating to the operation or conduct of the S Corporation Business or ownership of the S Corporation Assets prior to the Effective Date other than the Assumed Liabilities (the "Excluded Liabilities"), relating to:

              (i) all Taxes (other than sales taxes) imposed on or with respect to income now or hereafter owed by the S Corporations or any of the shareholders of the S Corporations or attributable to the S Corporation Business or the S Corporation Assets, relating to any period, or any portion of any period, ending on or prior to the Effective Date;

             (ii) all liabilities relating to or arising out of the Excluded Assets;

            (iii) all accrued wages, salaries, vacation benefits and loans payable to the Shareholders (which shall be discharged in full prior to the Effective Date by the S Corporations);

             (iv) all amounts due in respect of notes payable to the Affiliates of the S Corporations other than notes payable from one of the Sellers to any other Seller; and

              (v) all other liabilities or obligations of the S Corporations, contingent or otherwise, relating to or arising out of the operation of the S Corporation Business or ownership of the S Corporation Assets prior to the Effective Date which are not reflected on the books, records or accounts of the S Corporations;

provided, however, that the S Corporations and their shareholders reserve the right to contest in good faith and through proper proceedings the Excluded Liabilities which the S Corporations shall retain pursuant to the terms of this Agreement.

         SECTION 2.04 Purchase Price. (a) The aggregate purchase price for the S Corporation Assets and the assumption of the Assumed Liabilities (the "Purchase Price"), shall consist of the elements set forth in Sections 2.04(b) and (c) and shall be payable as set forth therein.

         (b) In consideration for the transfer of the S Corporation Assets, upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date the S Corporations (or their designee or designees) shall receive:

             (i) Three Million Five Hundred Twenty Thousand Dollars ($3,520,000.00), which amount the S Corporations and their shareholders hereby direct SRC and Acquisition to pay on the Effective Date by delivery of official bank checks as follows: (A) One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) to Laboratories and (B) Two Million Two Hundred Seventy Thousand Dollars ($2,270,000.00) to Optical; and

            (ii) a promissory note in the original principal amount of One Million Two Hundred Thirty-Two Thousand Dollars ($1,232,000) payable to Optical, substantially in the form of Exhibit I-1 attached hereto (the "Note"), which Note will bear interest at an annual rate of the higher of (x) 7% or (y) the lowest interest rate on the Effective Date that is necessary to avoid imputed interest on the Note under the Internal Revenue Code, and which Note will be payable (in the respective amounts to be agreed to between the S Corporations and Acquisition on or before the Effective Date) as follows: (A) Three Hundred Fifty-Two Thousand Dollars ($352,000) of the principal amount thereof, together with interest thereon, will become due and payable one year after the Effective Date and (B) Eight Hundred Eighty Thousand Dollars ($880,000) of the principal amount thereof, together with interest thereon, will become due and payable eighteen months after the Effective Date; provided that if, while any principal amount of the
         Note is outstanding, SRC's balance of cash and cash equivalents falls below Two Million Eight Hundred Thousand Dollars ($2,800,000), then the holder or holders may, at such holder's or holders' option, declare the Note (and the interest thereon) due and payable in full.

         (c) In consideration for the transfer of the S Corporation Assets, upon the terms and subject to the conditions set forth in this Agreement, Acquisition shall, on the Effective Date, assume the Assumed Liabilities and SRC shall guarantee the performance of Acquisition pursuant to the Guarantee Agreement referred to in Section 10.02 of the Agreement.

         (d) The Purchase Price shall be allocated to the transferred tangible assets in the amounts equal to their fair market value, as reasonably determined by Acquisition, SRC and the S Corporations. The allocation of the Purchase Price paid to Optical will include an allocation of at least One Million Two Hundred Thirty-Two Thousand Dollars ($1,232,000.00) to intangibles. For all tax purposes, the parties agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including such allocation, and that none of them shall take any position inconsistent therewith in any tax return, in any refund claim, in any litigation, or otherwise.

         SECTION 2.05 Closing. At the Closing (as defined in Section 3.04), the S Corporations shall deliver or cause to be delivered to Acquisition (i) the executed Bill of Sale transferring the S Corporation Assets to Acquisition, (ii) the executed Assignment and Assumption of Leases, (iii) any other assignments or other instruments of transfer reasonably required by Acquisition to legally effect the transfer of any S Corporation Assets from the S Corporations to Acquisition in form and substance satisfactory to Acquisition and (iv) all books, data, documents, instruments, and other records relating to the S Corporation Business, the S Corporation Assets and the Assumed Liabilities (other than those relating exclusively to Excluded Assets or Excluded Liabilities). At the Closing, the parties shall also deliver or cause to be delivered to the other parties the certificates, opinions and Ancillary Agreements required to be delivered by the parties pursuant to Article X.

         SECTION 2.06 Ancillary Agreements. On the Effective Date, Acquisition shall enter into the Consulting Agreement and the Employment Agreements and SRC shall enter into the Guarantee Agreement.


                                   ARTICLE III

                                   THE MERGER

         SECTION 3.01 The Merger. On the basis of the representations, warranties and undertakings set forth in this Agreement, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of the State of Ohio (the "GCLO"), Opticians shall be merged with and into Acquisition. The Merger shall occur at the Effective Time (as defined in Section 3.03). Following the Merger, Acquisition shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Opticians shall cease.

         SECTION 3.02 Conversion of Shares.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, Opticians, the Shareholders or any other party:

             (i) All Optician Shares outstanding immediately prior to the Effective Time shall be converted into and become the right to receive, in the aggregate, $3,168,000.00 worth of shares of SRC Common Stock (the "SRC Shares"), payable by the issuance of a number of SRC Shares (rounded to the nearest whole share) calculated by dividing (A) $3,168,000.00, by (B) the average of the closing sale price of SRC Common Stock as reported by NASDAQ for the twenty (20) consecutive trading days ending two business days prior to the Effective Date (the "Firm Merger Consideration").

             (ii) Each share of the common stock of Acquisition, $0.01 par value per share ("Acquisition Common Stock"), outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

         (b) If, during the twenty (20) consecutive trading days ending on the date (the "Unrestricted Date") that the SRC Shares first become unrestricted as to their transferability under the federal securities laws of the United States, whether by operation of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to the registration of the SRC Shares under the Securities Act, the average of the closing sale price of SRC Common Stock as reported by NASDAQ (or on the primary major stock exchange or over-the counter market upon which such stock is then traded) is less than $2.75 per share (as adjusted for any stock split, stock dividend, recapitalization, reclassification or any such similar event), then on the Unrestricted Date the shareholders of Opticians shall be entitled to receive an additional number of shares of SRC Common Stock equal to twenty percent of the number of SRC Shares constituting the Firm Merger consideration, as adjusted for any stock split, stock dividend, recapitalization, reclassification or any such similar event (the "Contingent Merger Consideration" and, together with the Firm Merger Consideration, collectively the "Merger Consideration").

         (c) The Merger Consideration shall be allocated among the Shareholders pro rata to the number of Shares held by each Shareholder as set forth on
Schedule 3.02.

         (d) At the Closing or as soon as practicable after the Effective Time, each Shareholder shall surrender such Shareholder's certificates representing Optician Shares to SRC (acting, until such time as all certificates representing

Optician Shares shall have been exchanged in accordance herewith, as Exchange Agent hereunder (the "Exchange Agent")) in exchange for such Shareholder's pro rata share of the Merger Consideration. Upon a Shareholder's surrender of certificate to the Exchange Agent, such Shareholder shall be entitled to receive in exchange therefor such shareholder's pro rate portion of the Merger Consideration, as set forth in Section 3.02(c). Until surrendered in accordance with the provisions of this Section 3.02(d), each Optician Share certificate shall represent for all purposes the right to receive payment of Merger Consideration.

         SECTION 3.03 Effective Time. As soon as practicable after satisfaction or waiver of all conditions set forth in Article X, the parties shall cause a certificate of merger (the "Delaware Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with Section 251(c) of the DGCL, shall cause a certificate of merger (the "Ohio Certificate of Merger", and together with the Delaware Certificate of Merger, the "Certificates of Merger") with respect to the Merger to be filed and recorded in accordance with Section 1701.81 of the GCLO and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective upon the later to occur of filing of the Delaware Certificate of Merger or the Ohio Certificate of Merger, or at such later time as is specified in either Certificate of Merger (the "Effective Time"). The date on which the Effective Time occurs is referred to herein as the "Effective Date".

         SECTION 3.04 Closing. Immediately prior to filing of the Certificates of Merger, a closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. at 10:00 a.m., on September 18, 1996 or at such other location, date and time as may be agreed upon by the parties.

         At the Closing, in addition to the materials described in Section 2.05:

         (a) Acquisition shall deliver or cause to be delivered to Opticians the following:

               (i) A certificate of the Secretary of Acquisition, dated as of the Effective Date, certifying as to the incumbency of the officers of Acquisition;

              (ii) A certificate of recent date of the Secretary of State of the State of Delaware as to the legal existence and good standing of Acquisition;

             (iii) Certified resolutions of the Board of Directors of Acquisition and SRC authorizing this Asset Transfer and Merger Agreement and related transactions;

              (iv) Such other documents, instruments or certificates as shall reasonably be requested by the Sellers or their counsel; and

         (b) the Sellers shall deliver or cause to be delivered to Acquisition the following:

               (i) A copy of the resolutions of each Seller., certified by its Secretary, authorizing the execution and delivery of this Agreement and the transactions contemplated hereby;

              (ii) A certificate of recent date of the Secretary of State of the State of Ohio as to the legal existence and good standing of each Seller; and

             (iii) Such other documents, instruments or certificates as shall reasonably be requested by SRC, Acquisition or their counsel.

         SECTION 3.05 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL and in Sections 1701.78, 1701.81 and 1701.82 of the GCLO.

         SECTION 3.06 Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of Acquisition in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation immediately after the Effective Time.

         SECTION 3.07 Directors and Officers. The directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

                                   ARTICLE IV


               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         As an inducement to SRC and Acquisition to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Shareholders hereby represents and warrants to SRC and Acquisition as follows (but as to Section 4.02(iii), only Safran and Optical make such representations), except as otherwise set forth in the Disclosure Schedule:

         SECTION 4.01 Shareholder's Authority to Execute and Perform Agreements; Validity. Such Shareholder has the full legal right and power and all authority and approval required by law to execute and deliver this Agreement and the other Transaction Documents to which such Shareholder is a party and perform his or her obligations thereunder. This Agreement and each of the other Transaction Documents to be executed and delivered by such Shareholder has been duly executed and delivered by such Shareholder, and constitutes such Shareholder's legal, valid and binding obligation, enforceable against such Shareholder in accordance with its terms.

         SECTION 4.02 No Conflict. Neither the execution and delivery by such Shareholder of this Agreement and the other Transaction Documents to which such Shareholder is a party, the consummation by such Shareholder of the transactions contemplated hereby or thereby, nor the performance by such Shareholder of his or her obligations under this Agreement and such other Transaction Documents in compliance with the terms and conditions hereof and thereof, will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of such Shareholder or increase or otherwise affect the obligations of such Shareholder) under any law, rule, regulation or any governmental permit, license or Order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation to which such Shareholder is a party or by which he or she or any of his or her assets are bound or affected or (iii) result in the creation of any Encumbrance upon any of the S Corporation Assets or the Assets to obtained by Acquisition pursuant to the Merger.

         SECTION 4.03 No Distribution. In connection with the Merger, each Shareholder will be acquiring the SRC Shares for its, his or her own account for investment and not with a view to or for sale in connection with the distribution of the SRC Shares nor with any present intention of selling or otherwise disposing of all or any part of the SRC Shares. Such Shareholder agrees that it, he or she must bear the economic risk of the SRC Shares for an indefinite period of time because, among other reasons, the SRC Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned, or otherwise disposed of unless they are subsequently registered under the Securities Act and under applicable securities laws of certain states or an exemption from such registration is available.

         SECTION 4.04 NASD. Such Shareholder is not a member the National Association of Securities Dealers, Inc. (the "NASD") and has not, for a period of 12 months prior to the date of this Agreement, been affiliated or associated with any company, firm, or other entity which is a member of the NASD. Such Shareholder does not own any stock or other interest in any member of the NASD (other than interests acquired in open market purchases).

         SECTION 4.05 Legends. Such Shareholder acknowledges that, until registered under the Securities Act and applicable state securities laws or transferred pursuant to the provisions of Rule 144, the Shares, whether upon initial issuance or upon any transfer thereof, shall bear a legend (and SRC shall make a notation on its books of transfer to such effect), prominently stamped or printed thereon, in substantially the following form:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE

               ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS UNLESS THERE HAS BEEN RENDERED TO THE COMPANY A WRITTEN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNDER APPLICABLE STATE SECURITIES LAWS."


                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS

         As an inducement to SRC and Acquisition to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers and Safran hereby, jointly and severally, represent and warrant to SRC and Acquisition as follows, except as otherwise set forth in the Disclosure Schedule (a disclosure on the Disclosure Schedule as to any Section of this Article V shall be deemed a disclosure for all purposes of this Article V and as to all Sections thereof):

         SECTION 5.01 Organization and Qualification. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its assets or properties requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not individually, or in the aggregate, have a Material Adverse Effect. The Sellers have no Subsidiaries.

         SECTION 5.02 Corporate Power and Authority; Validity. Each of the Sellers has the corporate power and authority (i) to own and hold its assets and properties and to carry on the Business and (ii) to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by each of the Sellers and the Shareholders. This Agreement has been, and each of the other Transaction Documents to be executed and delivered by the Sellers will be, duly executed and delivered by the Sellers. This Agreement constitutes, and each such other Transaction Document when so duly executed and delivered will constitute, the legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its respective terms, except as enforceability may be subject to the application of general equitable principles and to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights.

         SECTION 5.03 No Conflict. Neither the execution and delivery by the Sellers of this Agreement and the other Transaction Documents to which they are a party, the consummation by the Sellers of the transactions contemplated hereby or thereby, nor the performance by the Sellers of this Agreement and such other Transaction Documents in compliance with the terms and conditions hereof and thereof, will (i) violate, conflict with or result in any breach of their Articles or Certificate of Organization, or other charter document, or By-laws,
(ii) require by or on behalf of any of the Sellers any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of any of the Sellers or increase or otherwise affect the obligations of any of the Sellers) under any law, rule, regulation or any governmental permit, license or Order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation to which any of the Sellers is a party or by which the Sellers or any of their assets are bound or affected or (iv) result in the creation of any Encumbrance upon any of the S Corporation Assets or the assets to obtained by Acquisition by means of the Merger.

         SECTION 5.04 Financial Statements. Each of the Sellers has previously furnished to SRC true and complete copies of its (i) internally prepared balance sheet for the fiscal year ended as of December 31, 1995 (the "1995 Balance Sheets") and the related profit and loss statement, (together, the "1995 Financial Statements"), (ii) internally prepared balance sheets for the fiscal year ended as of December 31, 1994 and the related profit and loss statement and (iii) internally prepared balance sheets of each of the Sellers and related profit and loss statements for the periods ended March 31, 1996 and June 30, 1996 (the "Interim Financial Statements"). All such financial statements referred to in the previous sentence (the "Financial Statements") present fairly the financial position of the Sellers as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Interim Financial Statements shall account for any recurring year-end adjustments. The 1995 Financial Statements reflect reserves appropriate and adequate for all known material liabilities and reasonably anticipated losses and disclosure of all contingent liabilities. Each of the Sellers has disclosed to SRC, the basis of accounting for affiliated transactions, and has made available to SRC all worksheets, notes and schedules related to such financial statements.

         SECTION 5.05 Absence of Undisclosed Liabilities. Except as and to the extent of the amounts reflected on or reserved against in the 1995 Balance Sheets, or as otherwise disclosed in writing to SRC and Acquisition, there are no liabilities or obligations of the Sellers of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise, except for current liabilities incurred in the ordinary course of business and consistent with past practice that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

         SECTION 5.06 Absence of Material Adverse Change. Since the date of the 1995 Balance Sheets, there has been no Material Adverse Change, and to the knowledge of Sellers and Safran, there is no condition or development or contingency of any kind existing or in prospect (other than (i) changes in the ordinary course of business consistent with prior practice, (ii) activities of competitors in the ordinary course of their respective businesses and (iii) changes of a general economic and political nature) which, so far as reasonably can be foreseen by the Sellers, would, individually or in the aggregate, reasonably be expected to have any Material Adverse Change. None of the Sellers are bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future would reasonably be expected to have, a Material Adverse Effect, but the Sellers and Safran make no prediction as to the profitability or loss that may be experienced by reason of future performance or experience under any Material Agreement.

         SECTION 5.07 Inventories. All of the Inventory of the Business reflected on the 1995 Balance Sheets or thereafter acquired (and not subsequently sold in the ordinary course of business) consist of items of a quality and quantity usable or saleable in the ordinary course of business as first quality items (except obsolete or discontinued Inventory or except to the extent specifically reserved against), valued in a manner consistent with past practice and, with respect to after-acquired inventory, valued at prices at least equal to the lower of the cost thereof or fair market value. The inventories and supplies of the Business are at normal and adequate levels for the continuation of business in the ordinary course. All work-in-progress can be completed for sale in the ordinary course of business in accordance with the usual standards and practices of the Sellers.

         SECTION 5.08 Taxes. All returns and reports relating to Taxes required to be filed by the Sellers on or before the date hereof have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All other Taxes (other than Taxes with respect to the transactions contemplated hereby) which have become due and payable or have been required to be collected by the Sellers and all interest and penalties thereon, have been paid or collected, as the case may be, other than those being contested in good faith by a Seller and which are not adverse to the financial condition of the Business and have been reflected in the Financial Statements or otherwise disclosed to SRC. All deposits required by law to be made by the Sellers with respect to employees' withholding taxes have been duly made. Acquisition shall have no liability for any Taxes imposed on or related to income of the Business prior to the Effective Date. The Sellers have not knowingly taken or failed to take any action which could create any tax lien on any of their assets.

         SECTION 5.09 Litigation. There is no Action pending or, to the knowledge of the Sellers, threatened against, contemplated or affecting the Sellers, the Business or the transactions contemplated hereby (whether or not a Seller is a party or prospective party thereto) that if adversely determined would have a Material Adverse Effect or that involves the validity of this Agreement or any Ancillary Agreement. There are no outstanding Orders involving or affecting the Sellers, the Business or the transactions contemplated hereby. There is no Action by the Sellers pending or threatened against others with respect to or relating in any way to the Business or the Seller's Assets.

         SECTION 5.10 Certain Practices. Neither the Sellers nor, to Sellers' knowledge, any of their officers has, directly or indirectly, given or agreed to give any significant rebate, gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder the Seller or the Business (or assist in connection with any actual or proposed transaction) which (i) could subject the Seller, SRC or Acquisition to any damage or penalty in any civil, criminal or governmental Action, or (ii) if not continued in the future, would result in a Material Adverse Effect.

         SECTION 5.11 Compliance with Law. Since January 1, 1991, each Seller has complied in all material respects with all laws, ordinances, legal requirements, rules, regulations and Orders applicable to it, its operations, properties, assets, products and services and is not in violation of or in default under any such law, ordinance, legal requirement, rule, regulation or Order, which non-compliance, violation or default would reasonably be expected to have a Material Adverse Effect.

         SECTION 5.12 Licenses and Permits. The Disclosure Schedule lists all types of material licenses, permits, pending applications, consents, approvals and authorizations of or from any Governmental Authority, used in or otherwise necessary for the operation or conduct of the Business or the ownership or use of the S Corporation Assets and assets to be obtained from Opticians (collectively, the "Permits"). No other Permits are required by the Sellers for the conduct of the Business or the ownership or use of the S Corporation Assets and assets to be obtained from Opticians. Each Seller has complied in all material respects with all conditions and requirements imposed by the Permits. A Seller owns or has the right to use the Permits in accordance with the terms thereof, and each Permit is valid and in full force and effect, other than those Permits the loss or invalidity of which would not have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 5.13 Labor and Employee Relations. None of the Sellers is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and no Seller has actual knowledge of any material attempt to organize any of such employees by any person, unit or group seeking to act as their bargaining agent.

         SECTION 5.14 Seller Employees. The Sellers have provided or made available to Acquisition a list of the names of the employees of the Business who will, to the Sellers' knowledge, be available for employment by Acquisition as of the Effective Date (the "Seller Employees"), and a list of the names of the Seller Optometrists (as defined in Section 9.01), in each case together with 1995 "W-2" wage information with respect to each such person, except the Seller Optometrists are not employees of the Sellers and, thereby, have no W-2 wage information. No Seller Employee or Seller Optometrist has a written employment agreement with any of the Sellers which is not terminable on notice by such Seller without cost or other liability to the Sellers. No Seller Employee or Seller Optometrist has indicated to the Sellers or any Shareholder that he or she intends to terminate his or her employment in connection with the Business or seek a material change in his or her duties or status in connection with the Business.

         SECTION 5.15 Employee Benefits.

         (a) Employee Benefit Plans. The Disclosure Schedule contains a complete and correct list of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any of the Sellers' present or former employee and each other material plan or arrangement providing for severance benefits, deferred compensation, fringe benefits, pension benefits, insurance benefits, profit sharing, retirement benefits, stock purchases, stock options, incentives, bonuses, vacations, disability benefits, hospitalization benefits, medical insurance, life insurance and other employee benefit plans, programs or arrangements or any similar type of benefit or compensation covering any present or former Seller employee (an "Employee Plan"), whether or not such Employee Plan has been terminated. The Sellers have provided Acquisition and SRC with complete and correct copies of the material documents comprising each Employee Plan and (where applicable) the summary plan description for each Employee Plan. Each Employee Plan which is subject to ERISA conforms in all material respects to, and its operation and administration are in all material respects in compliance with, all applicable requirements of ERISA. There has been no prohibited transaction under Section 406 of ERISA or
Section 4975 of the Internal Revenue Code with respect to any Employee Plan. There are no Actions pending (other than routine claims for benefits) or, to Seller's knowledge, threatened against any Employee Plan or against the assets of any Employee Plan.

         (b) Pension Plans. Except as set forth on the Disclosure Schedule, the Sellers have not maintained or contributed to, and have not been required to maintain or contribute to, any Employee Plan which is intended to be qualified as a pension plan under Section 401(a) of the Internal Revenue Code or which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

         (c) Welfare Plans. None of the Employee Plans is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), other than a Seller's
Section 125 health program.

         SECTION 5.16 Tangible Properties. With respect to all tangible personal property owned by or leased to the Sellers and belonging or relating to or used or intended to be used in the Business (the "Tangible Personal Property"), (i) the Sellers have good and merchantable title free and clear of all Encumbrances (other than Permitted Encumbrances) to all Tangible Personal Property owned by the Sellers and (ii) all leases, conditional sale contracts, franchises or licenses relating to leased Tangible Personal Property are valid and in full force and effect, and, to the actual knowledge of the Sellers, there is no existing default or event of default or event which with notice or lapse of time or both would constitute such a default under any of such instruments. The Tangible Personal Property is adequate and usable for the purposes for which it is currently used and has been properly maintained and repaired and each material item of Tangible Personal Property, whether owned or leased, is in good operating condition and repair and has been properly maintained, ordinary wear and tear excepted.

         SECTION 5.17 Owned Premises. There is no real property owned by the Sellers, and all buildings and other structures utilized by the Sellers are located on the Leased Parcels, except the land and building at 641 North Park, Warren, Ohio, which is fully owned by Opticians.

         SECTION 5.18 Leased Parcels. The Disclosure Schedule sets forth a summary of lease information (including the identity of the lessors of the leased properties and lease terms and other information reasonably requested by Acquisition or SRC in writing) with respect to each parcel or portion of real property leased by the Sellers, respectively (the "Leased Parcels"). Each lease covering a Leased Parcel (i) is in full force and effect (no event of default or default by lessee, or to the knowledge of the Sellers, by Lessor, which, with the lapse of time or notice or both, would entitle the lessor to terminate the same exists under any such lease), (ii) conveys the leased real estate purported to be conveyed thereunder and (iii) is enforceable by the Sellers. The Sellers have the right to use the Leased Parcels in accordance with the terms of the respective leases free and clear of all Encumbrances (other than Permitted Encumbrances) or other interests or rights of third parties, except those which do not have a Material Adverse Effect. All current uses by the respective Sellers of the Leased Parcels to their knowledge conform in all material respects to all applicable laws, ordinances, rules and regulations. There is no violation by the Sellers and, to the Sellers' actual knowledge, by any other Person, of any material covenant, restriction or other agreement contained in any lease covering a Leased Parcel, except those which do not or would not have a Material Adverse Effect.

         SECTION 5.19 Environmental Matters. To the Sellers' knowledge, no event has occurred or condition exists or operating practice is being employed that could give rise to any Action or Order under any Environmental Law or Environmental Permit. The Sellers are in compliance with all Environmental Laws, except where the noncompliance therewith has not had and would not have a Material Adverse Effect.

         SECTION 5.20 Material Contracts. (a) The Disclosure Schedule sets forth a description of the following written contracts, agreements, commitments, licenses and franchises to which any Seller is a party and that relate to the Business (the "Material Contracts"):

                         (i) all contracts, agreements, invoices, purchase orders and other arrangements, for the purchase or sale of merchandise, supplies or other property or for the furnishing of services under the terms of which the Sellers in the aggregate (A) are likely to pay or receive more than $50,000 during the calendar year ended December 31, 1996 or (B) are likely to pay or receive more than $50,000 over the remaining term of the contract;

                        (ii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which a Seller is a party and which involve payments in the aggregate in excess of $50,000;

                       (iii) all management contracts or contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment within 30 calendar days of notice of such cancellation and which involve payments in the aggregate in excess of $50,000;

                        (iv) all material contracts and agreements with any Governmental Authority;

                         (v) all contracts and agreements with optometrists;

                        (vi) all contracts and agreements that limit the ability of the Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time;

                       (vii) all contracts, agreements and other arrangements between or among the Sellers and any officer, director or Shareholder (or member of the family of any officer, director or Shareholder);

                      (viii) all contracts, agreements and other arrangements under any Employee Plan; and

                        (ix) all other contracts, agreements and other arrangements, whether or not made in the ordinary course of business, the absence of which would result in a Material Adverse Effect.

         (b) Each Material Contract is valid and binding on the respective parties thereto and is in full force and effect as to the Sellers and, to the Sellers' actual knowledge, as to the other party or parties thereto.

         (c) Each Material Contract is freely and fully assignable to Acquisition without penalty or other adverse consequences and upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence and unaffected by such transactions.

         (d) None of the Sellers is in material breach or default under the terms of any Material Contract. To the actual knowledge of the Sellers, no other party to any Material Contract is in material breach or default thereunder.

         SECTION 5.21 Intellectual Property. (a) The Disclosure Schedule sets forth a list of all trademarks, trade names, service marks, logos and copyrights owned, controlled, licensed or used by the Sellers and related to or used or intended to be used in the Business. The Sellers have delivered or made available to SRC and Acquisition true and complete copies (or descriptions) of all of such Intellectual Property rights. All trademarks listed on the Disclosure Schedule are in full force, the Sellers are aware of no third party claim affecting the use or ownership thereof and all applications listed therein as pending have been prosecuted in good faith as required by law and are in good standing. The Sellers own or possesses adequate licenses or other rights to use all Intellectual Property known to the Sellers to be necessary to conduct the Business as conducted and as proposed to be conducted, except where the failure to do so would not have a Material Adverse Effect, and all such rights will be duly and validly transferred to Acquisition pursuant to the terms of this Agreement, free of all Encumbrances, except where the failure to make such transfer would not have a Material Adverse Effect.

         (b) All of the Sellers' rights in the Intellectual Property rights, licenses, contracts and other agreements listed or described on the Disclosure Schedule are in full force and effect and the Sellers are aware of no third party claim affecting the use thereof. The Sellers are not in default under any such license, contract or other agreement and, to the actual knowledge of the Sellers, there are no defaults by any other party to any such license, contract or other agreement. The Sellers have not granted any person or entity any right to use any of the Intellectual Property used or intended to be used in or related to the Business for any purpose.

         (c) None of the Sellers' rights in the Intellectual Property listed or described on the Disclosure Schedule is involved in any interference or opposition proceeding, and there has been no written notice received by the Sellers that any such proceeding will hereafter be commenced. The Sellers have used all commercially reasonable efforts to protect their Intellectual Property used or intended to be used in or related to the Business against infringement by others and to preserve its trade secrets and confidential or proprietary information and, to the knowledge of the Sellers, none of such Intellectual Property is being infringed by others. To the knowledge of the Sellers, there has been no infringement by any of the Sellers or their respective Subsidiaries with respect to any Intellectual Property rights of others which has resulted in a claim against any of the Sellers or any of their respective Subsidiaries.

         SECTION 5.22 Significant Customers and Suppliers. Set forth on the Disclosure Schedule is a list of the ten largest customers and ten largest suppliers of the Business for the most recent twelve-month period, together with the amount of sales or purchases attributable to such customers or suppliers expressed in dollars. No customer or supplier which was significant to the Business during the past three years, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Business, as the case may be.

         SECTION 5.23 Transactions With Affiliates. No director, officer or Shareholder, or Affiliate of any such person, to the Sellers' knowledge, (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Sellers, (ii) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that any Seller uses or has used in the conduct of the Business. The Sellers do not have any liability or obligation to any director, officer or Shareholder, or Affiliate of any such person.

         SECTION 5.24 Insurance. Subject to normal deductibles and self-insurance, each Seller is, and will be through the Effective Date, adequately insured with responsible insurers against risks normally insured against by companies in similar lines of business under similar circumstances. The Sellers (i) have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) have not received notice of cancellation or non-renewal of any such policy or binder, (iii) are not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) have not received notice of any insurance premiums which will be materially increased in the future, and (v) are not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

         SECTION 5.25 Broker's Fee. No Person has or will have, as a result of the execution, delivery and performance by the Sellers of this Agreement or the Ancillary Agreements, any right, interest or claim against or upon Acquisition, SRC or any other Person for any commission, fee or other compensation as finder or broker or in any similar capacity.

         SECTION 5.26 Capitalization. All of the issued and outstanding capital stock of the Sellers is owned by the Shareholders.

         SECTION 5.27 Disclosure. This Agreement, including, without limitation, the schedules and exhibits hereto and the certificates or other instruments or documents made or delivered in connection herewith or therewith, taken as a whole, to the Sellers' knowledge, do not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained herein or therein not misleading in view of the circumstances under which they were made.


                                   ARTICLE VI

              REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND SRC

         Each of Acquisition and SRC hereby represents and warrants to the Sellers and the Shareholders as follows, except as otherwise set forth in the schedules to this Agreement:

         SECTION 6.01 Organization and Qualification. Acquisition is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of SRC and its other Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its assets or properties requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not individually, or in the aggregate, have a material adverse effect on the business or operations of SRC and its subsidiaries, taken as a whole.

         SECTION 6.02 Corporate Power and Authority; Validity. Each of Acquisition and SRC has the corporate power and authority to (i) own and hold its properties and (ii) execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. All corporate (including stockholder, if applicable) action necessary for the execution, delivery and performance by Acquisition and SRC of this Agreement and such other Transaction Documents and the consummation by Acquisition and SRC of the transactions contemplated hereby and thereby has been duly taken, and any applicable preemptive rights with respect to issuance of the SRC Shares have been waived. This Agreement has been, and each of the other Transaction Documents when executed and delivered by Acquisition or SRC will be, duly executed and delivered by such party, as the case may be. This

Agreement constitutes, and each such Transaction Documents when duly executed and delivered by such party will be, the valid and binding obligation of such party, enforceable against such party in accordance with its, respective terms, except as enforceability may be subject to the application of general equitable principles and to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights.

         SECTION 6.03 No Conflict. Neither the execution and delivery by Acquisition or SRC of this Agreement and the other Transaction Documents to which it is to be a party, the consummation by such parties of the transactions contemplated hereby or thereby, nor the performance by such parties of this Agreement and such other Transaction Documents in compliance with the terms and conditions hereof and thereof, will (i) violate, conflict with or result in any breach of its Certificate of Incorporation or By-laws, (ii) require by or on behalf of SRC or Acquisition any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of SRC or Acquisition or increase or otherwise affect the obligations of SRC or Acquisition) under any law, rule, regulation, governmental permit, license or any Order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation to which Acquisition or SRC is a party or by which SRC or Acquisition or any of their respective assets are bound or affected or (iv) result in the creation of any Encumbrance upon the assets of Acquisition or SRC.

         SECTION 6.04 SRC Capitalization. The authorized capital stock of SRC consists on the date hereof, and will on the Effective Date consist, of 20,000,000 shares of SRC Common Stock and 5,000,000 shares of undesignated preferred stock, par value $.01 per share. As of September 15, 1996, 8,121,715 shares of SRC Common Stock are issued and outstanding, and all of such shares are duly authorized, validly issued, fully paid and non-assessable. The shares of SRC Common Stock to be issued to Opticians on the Effective Date will be duly authorized, validly issued, fully paid and non-assessable.

         SECTION 6.05 The Note. The Note, when duly executed and delivered, will be the valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms, except as enforceability may be subject to the application of general equitable principles and to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights.

         SECTION 6.06 Financial Statements of SRC. The financial statements of SRC and the related notes contained in its Report on Form 10-K for the fiscal year ended December 31, 1995 and its Reports on 10-Q for the quarters ended March 31, 1996 and June 30, 1996 present fairly the financial position of SRC as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as disclosed in such Report.

         SECTION 6.07 Broker's Fees. No Person has or will have, as the result of the execution, delivery and performance by SRC or Acquisition of this Agreement or the Ancillary Agreements, any right, interest or claim against or upon the Sellers or any other Person for any commission, fee or other compensation as finder, broker or in any similar capacity.

         SECTION 6.08 The Shares. Neither SRC nor Acquisition nor any other Person acting on behalf of either of them has sold any of the SRC Shares or other securities of SRC to, or offered any thereof for sale to, or solicited any offers to purchase any thereof from, or otherwise approached or negotiated (nor will SRC, Acquisition or any such person sell, offer, solicit or otherwise approach or negotiate) in respect thereof or in such manner, as would result in bringing the SRC Shares, or any part thereof, within the provisions of Section 5 of the Securities Act. The sale and transfer of the SRC Shares to Opticians is exempt from registration under the Securities Act pursuant to Section 4(2). Such sale and transfer are also exempt from registration and qualification under applicable state securities and blue sky laws.

         SECTION 6.09 Absence of Material Adverse Change. Since June 30, 1996, there has been no Material Adverse Acquisition Change, and there is no condition or development or contingency of any kind existing or in prospect (other than (i) changes in the ordinary course of business consistent with prior practice,
(ii) activities of competitors in the ordinary course of their respective businesses and (iii) changes of a general economic and political nature) which, so far as reasonably can be foreseen by the SRC and Acquisition, would, individually or in the aggregate, reasonably be expected to have any Material Adverse Acquisition Change. Neither SRC nor Acquisition are bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future would reasonably be expected to have, a Material Adverse Acquisition Effect, but SRC and Acquisition make no prediction as to the profitability or loss that may be experienced by reason of future performance or experience under any material agreement.

         SECTION 6.10 Litigation. There is no Action pending or, to the knowledge of the SRC and Acquisition, threatened against, contemplated or affecting SRC, Acquisition or the SRC Business or the transactions contemplated hereby (whether or not SRC or Acquisition is a party or prospective party thereto) that if adversely determined would have a Material Adverse Acquisition Effect or that involves the validity of this Agreement or any Ancillary Agreement. There are no outstanding Orders involving or affecting Acquisition, SRC, the SRC Business or the transactions contemplated hereby.

         SECTION 6.11 Compliance with Law. SRC and Acquisition have complied in all material respects with all laws, ordinances, legal requirements, rules, regulations and Orders applicable to them, their operations, properties, assets, products and services and are not in violation of or in default under any such law, ordinance, legal requirement, rule, regulation or Order, which non-compliance, violation or default would reasonably be expected to have a Material Adverse Acquisition Effect.

         SECTION 6.12 Licenses and Permits. SRC and its subsidiaries have adequate rights to all material licenses, permits, pending applications, consents, approvals and authorizations of or from any Governmental Authority, used in or otherwise necessary for the operation or conduct of the SRC

Business (collectively, the "SRC Permits"). No other SRC Permits are required for the conduct of the SRC Business. SRC has complied in all material respects with all conditions and requirements imposed by the SRC Permits. SRC owns or has the right to use the SRC Permits in accordance with the terms thereof, and each SRC Permit is valid and in full force and effect, other than those SRC Permits the loss or invalidity of which would not have, individually or in the aggregate, a Material Adverse Acquisition Effect.

         SECTION 6.13 Environmental Matters. To the knowledge of SRC and Acquisition, no event has occurred or condition exists or operating practice is being employed that could give rise to any Action or Order under any Environmental Law or Environmental Permit. SRC and Acquisition are in compliance with all Environmental Laws, except where the noncompliance therewith has not had and would not have a Material Adverse Acquisition Effect.

         SECTION 6.14 Intellectual Property. None of the rights of SRC and Acquisition in Intellectual Property is involved in any interference or opposition proceeding, and there has been no written notice received by SRC or Acquisition that any such proceeding will hereafter be commenced. SRC and Acquisition have used all commercially reasonable efforts to protect their Intellectual Property used or intended to be used in or related to the SRC Business against infringement by others and to preserve its trade secrets and confidential or proprietary information and, to the knowledge of SRC and Acquisition, none of such Intellectual Property is being infringed by others. To the knowledge of SRC and Acquisition, there has been no infringement by SRC or Acquisition or their respective Subsidiaries with respect to any Intellectual Property rights of others which has resulted in a claim against SRC or Acquisition or any of their respective Subsidiaries.

         SECTION 6.15 Insurance. Subject to normal deductibles and self-insurance, SRC is, and will be through the Effective Date, adequately insured with responsible insurers against risks normally insured against by companies in similar lines of business under similar circumstances. SRC (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has not received notice of cancellation or non-renewal of any such policy or binder, (iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) has not received notice of any insurance premiums which will be materially increased in the future, and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

         SECTION 6.16 SRC SEC Documents. SRC has heretofore made available to Sellers and Shareholders true, correct and complete copies of all forms, reports, schedules, statements, and other documents filed by it since December 31, 1995, under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (such documents, as amended since the time of filing, collectively, the "Sight Resource SEC Documents"). The Sight Resource SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all materials respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Sight Resource included in the Sight Resource SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all materials respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.


                                   ARTICLE VII

                  COVENANTS OF THE SELLERS AND THE SHAREHOLDERS

         In addition to the covenants contained in other sections of this Agreement, each of the Sellers and Shareholders hereby covenant and agree as follows:

         SECTION 7.01 Cooperation. The Sellers and each of the Shareholders shall use its reasonable best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

         SECTION 7.02 Conduct of the Business. Until the Effective Date, the Sellers and the Shareholders shall operate the Business only in the ordinary course consistent with past practice, except with respect to the management of cash and accounts payable in order to liquidate any accruals owed to the Shareholders prior to the Effective Date. Without limiting the generality of the foregoing, until the Effective Date, no Seller nor any Shareholder shall, without the prior written consent of SRC, engage in or omit to knowingly engage in any transaction or knowingly take or omit to take any action which would have a Material Adverse Effect.

         SECTION 7.03 Access. The Sellers shall, upon reasonable request and notice and at reasonable times, give SRC and Acquisition, their attorneys, accountants and other authorized representatives access to the assets and properties of the Sellers (including all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all computer software programs and files), for the reasonable and legitimate due diligence inquiries of SRC and Acquisition.

                                  ARTICLE VIII

                        COVENANTS OF SRC AND ACQUISITION

         SECTION 8.01 Cooperation. SRC and Acquisition shall each use its reasonable best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

         SECTION 8.02 Access. After the Effective Date, Acquisition shall, upon reasonable request and notice and at reasonable times, give the Sellers and each Shareholder, their attorneys, accountants and other authorized representatives access to the assets and properties of Acquisition (including all

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
books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and all computer software programs and files), for the reasonable and legitimate tax, business or financial purposes of the Sellers or such Shareholder.

         SECTION 8.03 Employment; Benefits. On the Effective Date, Acquisition shall offer employment to all persons who were employees of the Sellers on substantially similar terms and conditions (including health and fringe benefits) as were in effect immediately prior to the Effective Date, provided that Acquisition shall have no obligation to continue the employment of any such person or maintain such terms and conditions. Should Acquisition determine to cease providing such benefits to the Continuing Employees (as defined below), then Acquisition will provide the Continuing Employees (who are such at that time), so long as any such Continuing Employee is employed by Acquisition, with a program of employee benefits comparable to the employee benefits provided to similarly situated employees of other Subsidiaries of SRC. With respect to medical benefits provided to the Continuing Employees, SRC and Acquisition agree to waive all waiting periods and pre-existing condition exclusions, and to give the Continuing Employees credit for any copayments and deductibles paid or incurred as if such copayments and deductibles had been paid or incurred under SRC and its Subsidiaries' medical programs. In addition, SRC and Acquisition will give each Continuing Employee credit for service with Sellers for purposes of eligibility and, if applicable, vesting under SRC and its Subsidiaries' employee benefit programs including, without limitation, programs or policies for vacation pay, sick pay and severance benefits. For purposes of this Section 8.03, the term "Continuing Employees" means each employee of Sellers who, in connection with Acquisition's offer of employment contemplated by this Section 8.03, becomes employed or is hired by Acquisition.

         SECTION 8.04 Financial Reporting. SRC shall cause all financial statements published by it, which refer to the transactions contemplated by this Agreement, to contain a note stating the actual Effective Date of this Agreement as well as the "as of July 1, 1996" date.

         SECTION 8.05 Employee Benefit Plan. On or prior to the second anniversary of the Effective Date, SRC shall cause to become effective under the Securities Act a registration statement on Form S-8 (or any successor form thereto), which registration statement shall cover the issuance to, and subsequent resale by:

(1) Stephen Schlein of Three Hundred Sixty Thousand Dollars ($360,000) worth of shares of SRC Common Stock, payable by the issuance of a number of shares of SRC Common Stock (rounded to the nearest whole share) calculated by dividing (A) $360,000 by (B) the average of the closing sale price of SRC Common Stock as reported by NASDAQ for the twenty (20) consecutive trading days ending two business days prior to the Effective Date; and

(2) James Kulway of Hundred Seventy Two Thousand Dollars ($72,000) worth of shares of SRC Common Stock, payable by the issuance of a number of shares of SRC Common Stock (rounded to the nearest whole share) calculated by dividing (A) $72,000 by (B) the average of the closing sale price of SRC Common Stock as reported by NASDAQ for the twenty
         (20) consecutive trading days ending two business days prior to the Effective Date.

         It is the intent of the parties that SRC's obligation to issue such Shares of SRC Common Stock to Stephen Schlein and James Kulway shall constitute an "employee benefit plan" as such term is defined in Rule 405 under the Securities Act. In addition, Stephen Schlein and James Kulway shall continue to be employed by Acquisition after the Effective Date, subject to Acquisition's rights under Section 8.03 and under the Employment Agreements.

         On or about the date of the effectiveness of said registration statement, SRC shall issue said shares of SRC Common Stock as aforesaid.

         SECTION 8.06 Cash and Cash Equivalents Certificate. SRC shall provide Safran, within fifteen (15) business days after the end of each month during which the Note is outstanding a certificate of cash and cash equivalents setting forth and certifying to the aggregate balance of SRC cash and cash equivalents held by SRC at the end of each such month, signed by the President, any Vice President or the Treasurer of SRC.

         SECTION 8.07. Conduct of Business. So long as the Note is outstanding, Acquisition shall, and SRC shall cause Acquisition to, continue to operate the Business as a going concern in substantially the same areas and fields of business as in effect immediately prior to the Effective Date (it being understood that neither the marketing of photorefractive keratectomy nor the opening of new optical stores shall be considered a breach of this Section 8.07).

         SECTION 8.08 Certain Dividends or Distributions. So long as the Note is outstanding, Acquisition shall not, and SRC shall cause Acquisition not to, (i) declare or pay any cash dividend or other distribution payable in cash, (ii) redeem, repurchase or otherwise acquire for value any capital stock of Acquisition or (iii) loan or advance any amount of cash to SRC or any of its other Subsidiaries, (each of the dispositions referred to in Section 8.08 (i), Section 8.08 (ii) and Section 8.08 (iii) above shall be referred to as a "Distribution"), UNLESS:

        (a)     Safran consents to the Distribution;

        (b) the amount of the Distribution, together with all (if any) other Distributions after the Effective Date, is less than or equal to the aggregate amounts that SRC (or any of its Subsidiaries other than Acquisition) has loaned or contributed to Acquisition after the Effective Date, and SRC gives Safran prior or prompt subsequent notice of such Distribution; or

        (c) SRC provides Safran with five (5) business days prior notice of such Distribution together with a certificate of the chief financial officer or president of SRC dated as of the date such notice is given (the "Reserve Certificate") which represents that SRC has uncommitted cash reserves (after giving effect to such Distribution) in an amount equal to 110% of the "Remaining Rent Obligation." The Remaining Rent Obligation shall be determined by multiplying the average monthly rent obligations of Optical (contingent or otherwise) pursuant to the leases listed on Schedule 9.03 hereto which remain then in effect (the "Scheduled Leases") during the twelve (12) month period immediately preceding the date of the Reserve Certificate by the remaining number of months that Optical is obligated under the Scheduled Leases.


                                   ARTICLE IX

                         CERTAIN POST-CLOSING COVENANTS

         In addition to the covenants contained in other sections of this Agreement, each of the Sellers and Shareholders hereby covenant and agree as follows:

         SECTION 9.01 Organization of PC. If requested by SRC, each of the Sellers and each of the Shareholders shall, so long as Safran is serving as a consultant to Acquisition, cooperate with and perform all necessary acts reasonably requested by SRC and/or Acquisition (or their designees) to facilitate the organization of a professional services corporation (the "PC") to

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
employ the optometrists providing optometric services to those Persons who are customers and potential customers of the Sellers as of the Effective Date (the "Seller Optometrists"). Without limiting the foregoing, the Sellers and each of the Shareholders shall, to the extent requested by Acquisition or SRC, use reasonable efforts to assist with (i) the formation of the PC, (ii) the procurement of group provider number(s) for the PC, (iii) the procurement, execution and delivery of employment agreements between each of the Seller Optometrists and the PC in form and substance satisfactory to Acquisition and SRC, which agreements shall provide for, among other matters, (A) the terms and conditions of each Seller Optometrist's employment, (B) appropriate confidentiality and noncompetition provisions, (C) the transfer by each Seller Optometrist to the PC of such Seller Optometrist's patient records and (D) the assignment of fees and other amounts due or to become due to each such Seller Optometrist from any provider/payor contract or similar agreement, all in compliance with applicable laws and regulations.

         SECTION 9.02 Employee Matters. (a) As between the Sellers and Acquisition, Acquisition shall retain responsibility for and continue to pay all medical, dental, life insurance, disability, supplemental unemployment, worker's compensation and other welfare plan expenses and benefits for each person who is or was an employee of a Seller on or prior to the Effective Date (including the Seller Employees and the Seller Optometrists), with respect to claims incurred by such employee or his or her covered dependents prior to the Effective Date. As between the Sellers and Acquisition, Acquisition shall be responsible for and shall pay all such expenses and benefits with respect to claims incurred by any Seller Employee or his or her covered dependents on or after the Effective Date. For purposes of this subsection (a), a medical, dental or similar claim is deemed incurred when the services that are the subject of the claim are performed and any other claim is deemed incurred when the event occurs which entitles the employee or his or her dependents to benefits.

         (b) No provision of this Section 9.02 shall create any third-party beneficiary rights in any person or organization, including, without limitation, employees or former employees (including any beneficiary or dependent thereof) of the Sellers or any of their Affiliates, and trustees, administrators,

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
participants or beneficiaries of any employee benefit plan or arrangement, including the currently existing plans of the Sellers, and no provision of this
Section 9.02 shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any such employee benefit plan or arrangement.

         SECTION 9.03 Certain Consents. Following the Effective Date and at the expense of Acquisition, the Sellers and the Shareholders shall, upon the request of Acquisition, use their reasonable best efforts to obtain any consents to assignment of third parties ("Third Parties") required by the relevant contracts (including all leases, sub-leases and agreements listed on Schedule 9.03) which were not obtained on or prior to the Effective Date. As between the Sellers and the Third Parties, the assignment of the leases, sub-leases and agreements shall be deemed to occur when such consents have been obtained, and as between the Seller and Acquisition, the assignment of such leases, sub-leases and agreements shall be deemed to have occurred as of the Effective Date and shall not be deemed a breach of such leases, sub-leases and agreements by the Seller.

         SECTION 9.04 Further Assurances. At any time and from time to time after the Effective Date, at the reasonable request of SRC or Acquisition, but without further cost to the Sellers, the Sellers and the Shareholders shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to Acquisition and to confirm Acquisition's title to the S Corporation Assets and assets obtained from Opticians by means of the Merger.

         SECTION 9.05 Name Change. At the request of SRC or Acquisition, but without further cost to the Sellers, the Sellers shall change their corporate names and shall execute and deliver such other instruments or documents, and take such further action, as may be reasonably requested in order that Acquisition may lawfully register and file with, or obtain authorization from, any Governmental Authority to use the names "E.B. Brown Optical Co., Inc.", "Brown Optical Laboratories, Inc." and "E.B. Brown Opticians" and any corporate or trade name similar thereto or any derivative thereof.

         SECTION 9.06 Survival of Covenants. All covenants contained in this Agreement or in any Transaction Document (regardless of whether any such covenant is set forth under a heading captioned "Covenants" or words of similar import) shall survive the Closing.


                                    ARTICLE X

                              CONDITIONS TO CLOSING

         SECTION 10.01 SRC's and Acquisition's Obligation to Close. The obligation of SRC and Acquisition to deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby is subject to the satisfaction, on or before the Effective Date, of the following conditions (each of which may be waived by SRC and Acquisition in their sole discretion):

         (a) No Material Adverse Economic Event. There shall not have occurred
(i) any general suspension of trading in, or limitation on prices for, or other extraordinary event affecting securities on NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Authority on, or any other event which might affect the extension of credit by, lending institutions generally or (iv) in the case of any of the foregoing existing on the Effective Date, a material acceleration or worsening thereof.

         (b) Representations and Warranties to be True and Correct. All of the representations and warranties of the Sellers and the Shareholders contained in this Agreement or any Ancillary Agreement shall be true, correct and complete in all material respects on and as of the date hereof and on and as of the Effective Date, as if made on and as of the Effective Date (except to the extent any such representation or warranty speaks as of a different date, in which case such representation or warranty shall still be true, correct and complete as of such different date). On the Effective Date, the Sellers and the Shareholders, as appropriate, shall have executed and delivered to SRC a certificate, in form and substance satisfactory to SRC and its counsel, to such effect.

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
         (d) Performance. The Sellers and the Shareholders shall have each performed and complied with all covenants and agreements contained herein required to be performed or complied with by it, him or her, as the case may be, prior to or at the Effective Date. On the Effective Date, the Sellers and the Shareholders, as appropriate, shall have each executed and delivered to SRC a certificate, in form and substance satisfactory to SRC and its counsel, to such effect and to the further effect that all of the conditions set forth in this
Section 10.01 have been satisfied.

         (e) Secretary' Certificate. SRC shall have received a certificate of the Secretary or an Assistant Secretary of each of the Sellers, dated as of the Effective Date, certifying as to (i) the attached true and correct copies of the charter and by-laws of the Sellers, (ii) the incumbency of the officers executing the Transaction Documents on behalf of the Sellers and (iii) the attached true and correct copies of resolutions of the Sellers authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and the acts of the officers of the Sellers in carrying out the terms and provisions hereof.

         (f) No Material Adverse Change. No Material Adverse Change affecting the Sellers taken together shall have occurred since the date hereof.

         (g) Opinion of Counsel. SRC shall have received the opinion of Benesch, Friedlander, Coplan & Aronoff, counsel to the Sellers and the Shareholders, in substantially the form of Exhibit E attached hereto.

         (h) Ancillary Agreements. SRC shall have received executed counterparts of each of the Ancillary Agreements substantially in the form attached hereto.

         (i) Approval of SRC, Acquisition and Their Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, the Sellers and the Shareholders hereunder or incident to their respective performance hereunder, and all other related matters,

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
shall be reasonably satisfactory as to form and substance to SRC, Acquisition and its counsel.

         SECTION 10.02 The Sellers' and Shareholders' Obligation to Close. The obligation of the Sellers to transfer the S Corporation Assets and assets of Opticians to Acquisition, the obligation of the Sellers and the Shareholders to deliver the Transaction Documents to which each of them is a party and to consummate the transactions contemplated hereby and thereby is subject to the satisfaction, on or before the Effective Date, of the following conditions (each of which may be waived by the Sellers and the Shareholders in their sole discretion):

         (a) Representations and Warranties to be True and Correct. The representations and warranties of SRC and Acquisition contained in this Agreement or any Ancillary Agreement shall be true, complete and correct in all material respects on and as of the date hereof and on and as of the Effective Date, as if made on and as of such date (except to the extent any such representation or warranty speaks as of a different date, in which case such representation or warranty shall still be true, correct and complete as of such different date). On the Effective Date, SRC and Acquisition shall have executed and delivered to the Sellers a certificate, in form and substance satisfactory to the Sellers and their counsel, to such effect.

         (b) Performance. Acquisition and SRC each shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by each of them prior to or at the Effective Date, and Acquisition and SRC shall have each executed and delivered a certificate to the Sellers, in form and substance satisfactory to the Sellers and its counsel, to such effect.

         (c) Secretary's Certificate. The Sellers shall have received a certificate of the Secretary or an Assistant Secretary of Acquisition and SRC, dated as of the Effective Date, certifying as to (i) the attached true and correct copies of the charter and by-laws of Acquisition and SRC, (ii) the incumbency of the officers executing the Transaction Documents on behalf of Acquisition and SRC and (iii) the attached true and correct copies of resolutions of Acquisition and SRC authorizing and approving the execution, delivery and performance of this

Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and the acts of the officers of Acquisition and SRC in carrying out the terms and provisions hereof.

         (d) Opinion of Counsel. The Sellers and the Shareholders shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to SRC and Acquisition, in substantially the form of Exhibit G attached hereto.

         (e) Ancillary Agreements. The Sellers and the Shareholders and other persons mentioned in Section 1.01, "Employment Agreements" shall have received executed counterparts of each of the Ancillary Agreements to which they are to become parties in substantially the form attached hereto.

         (f) Approval of the Sellers, the Shareholders and Their Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, SRC or Acquisition hereunder or incident to their respective performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Sellers, the Shareholders and their counsel.


                                   ARTICLE XI

                                 INDEMNIFICATION


         SECTION 11.01 Survival. All representations and warranties in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby (regardless of whether any such representation or warranty is set forth under a heading captioned "Representations and Warranties", or words of similar import, or whether contained within in any covenant or other provision this Agreement or any such instrument or document), shall survive the Closing and any investigation at any time made by or on behalf of any party for a period of eighteen (18) months following the Effective Date. All such representations and warranties shall expire eighteen months after the Effective Date (the "Expiration Date"), except that (i) claims, if any, asserted in writing on or prior to the Expiration

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
Date identified as a claim for indemnification pursuant to this Article XI shall survive until finally resolved and satisfied in full, and (ii) claims, if any, that (A) are based upon knowing fraud by any party hereto or (B) assert liability for any Taxes imposed on or with respect to income shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to such date.

         SECTION 11.02 Indemnification by the Sellers and the Shareholders. Each of the Sellers and each Shareholder shall, jointly and severally, indemnify, defend, and hold harmless SRC and Acquisition and their Affiliates and the respective officers, directors and employees of the foregoing, and their successors and permitted assigns from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys', consultants' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any Action) of any kind or character (collectively, "Damages"), arising out of or in any manner incident, relating or attributable to (except that E. Safran will have liability under this Article XI or otherwise only for a breach of any representation or warranty expressly made by her in Article IV):

                  (a) any inaccuracy in any representation or breach of warranty of any of the Sellers or Shareholders contained in this Agreement or in any Ancillary Agreement;

                  (b) any failure by any of the Sellers or Shareholders to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or under any Ancillary Agreement to which it is a party;

                  (c) the Sellers' operation or conduct of the Business prior to the Effective Date, other than as to Assumed Liabilities; or

                  (d) the Excluded Liabilities.

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
         SECTION 11.03 Indemnification by Acquisition and SRC. SRC and Acquisition shall, jointly and severally, indemnify, defend, and hold harmless the Sellers and Shareholders and their Affiliates and the respective officers, directors and employees of the foregoing, and their successors and permitted assigns from, against and with respect to any Damages, arising out of or in any manner incident, relating or attributable to:

                  (a) any inaccuracy in any representation or breach of warranty of Acquisition or SRC contained in this Agreement or in any Ancillary Agreement; or

                  (b) any failure by either of Acquisition or SRC to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or under any Ancillary Agreement to which it is a party.

         SECTION 11.04 Claims for Indemnification. (a) In the event of the occurrence of any event which any party asserts is an indemnifiable event pursuant to this Article XI, the party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the party required to provide indemnification (the "Indemnifying Party"), specifying in reasonable detail the facts and circumstances (to the extent then known) with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party the Indemnifying Party shall have the right to control the defense or settlement of such claim; provided that:

                  (i) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense,

                 (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, an Order, injunctive or other non-monetary relief would be imposed against the Indemnified Party,

                (iii) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own

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
         expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, any claim which seeks an Order, injunction or other non-monetary relief against the Indemnified Party; provided that (1) the Indemnified Party shall provide written notice to the Indemnifying Party of its election to assume control over the defense of such claim pursuant to this clause (iii) and (2) the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim, and/or

                 (iv) if the Indemnifying Party is entitled but fails to assume control over the defense of a claim as provided in this Section 11.05, the Indemnified Party shall have the right to defend such claim, provided further that the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnifying Party.

         (b) In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article XI, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

         SECTION 11.05 Indemnification Threshold. (a) No claim which any party asserts as an indemnifiable claim pursuant to this Article XI shall be made by such party against any of the Sellers or any of their respective shareholders with respect to any item of Damage unless such item, together with the aggregate of all prior Damages of such party, shall exceed $90,000 (the "Basket Amount"), in which event such party shall only be entitled, subject to the provisions of this Article XI, to make a claim for indemnification hereunder to the extent of any such excess over the Basket Amount.

         (b) Each of (i) the Sellers and Shareholders, collectively, and (ii) Acquisition and SRC, collectively, shall not have any liability for indemnity hereunder to the Indemnified Parties, individually and collectively, for any Damages in excess of an amount equal to Nine Million Dollars ($9,000,000).


                                   ARTICLE XII

                                   TERMINATION

         SECTION 12.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

         (a) by mutual written consent duly authorized by the Boards of Directors of SRC and the Sellers;

         (b) by SRC or the Sellers if:

                  (i) any Governmental Authority shall have issued an Order restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; provided that this Agreement shall not be terminated pursuant to this paragraph unless the party terminating this Agreement has utilized its reasonable best efforts to oppose the issuance of such Order;

                 (ii) the Effective Time has not arrived on or prior to December 31, 1996 for any reason other than the breach of any provision of this Agreement by the party terminating this Agreement; or

                (iii) the other party breaches any of its representations, warranties or covenants contained herein.

         Upon the occurrence of any of the events specified in this Section
12.01 (other than subsection (a)), written notice of such event shall forthwith be given to the other parties to this Agreement, whereupon this Agreement shall terminate.

         SECTION 12.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 12.01, this Agreement, except for the provisions of Articles XI and XIII, shall forthwith become void and be of no effect.

Nothing in this Section 12.02 shall relieve any party to this Agreement of liability for a knowing and material breach of this Agreement, it being understood that a breach of a warranty or representation, or other failure of condition, without fault, will not give rise to liability on the part of any party.


                                  ARTICLE XIII

                             COVENANT NOT TO COMPETE

         SECTION 13.01 Covenant Not to Compete. Each of the Sellers and each Shareholder agrees that, during the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date, the Sellers and such Shareholders will not, without the prior written consent of SRC and Acquisition:

                  (a) for itself or on behalf of any other Person, directly or indirectly, either as principal, partner, agent, independent contractor, stockholder, consultant, representative or in any other capacity, own, manage, operate or control, or otherwise in any manner have a financial interest in any business which is directly or indirectly competitive with the Business as conducted by Acquisition located anywhere in the State of Ohio or the State of Pennsylvania (the "Restricted Territory"), except that nothing contained herein shall preclude any Shareholder from purchasing or owning securities of any such business if such securities are publicly traded, and provided that such holdings do not exceed one (1%) percent of the issued and outstanding securities of any class of securities of such business; or

                  (b) without limiting the generality of the preceding clause
         (a), either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Business as conducted by Acquisition or any present or future parent, subsidiary or other affiliate of Acquisition which is engaged in a similar business as Acquisition, any existing or prospective customer, partner, supplier, licensee or licensor of Acquisition located within the Restricted Territory; or

                  (c) either individually or on behalf of or through any third party, directly or indirectly, employ (other than a former employee who has not been employed by Acquisition for the prior six months or an employee whose employment was terminated by Acquisition), or knowingly permit any company or business organization directly or indirectly controlled by it to employ, or solicit, entice or persuade or attempt to solicit, entice or persuade to leave the services of Acquisition or any such parent, subsidiary or affiliate for any reason, any other such employees of or consultants to Acquisition.

         SECTION 13.02 Activities Considered Competitive. For the purposes of
Section 13.01, the engaging in a business activity shall be deemed "competitive" with the Business as conducted by Acquisition if such activity, directly or indirectly, relates to the business of distributing and selling eyeglasses, contact lenses, industrial eyewear and hearing aids and providing related optical, optometric and audiology prescriptions, goods and services to persons with vision disorders, or the business of participating in any manner in the delivery of vision corrective of refractive services (including, without limitation, photorefractive keratectomy) to persons with vision disorders; provided that the following shall not be deemed competitive with the
Business: the manufacture and non-retail sale of (i) "safety" glasses and (ii) "clip-in" eyewear.

         SECTION 13.03 Reasonableness of Restrictions. Each Seller and each Shareholder recognizes and acknowledges that (i) the types of competition which are prohibited by this Agreement are narrow and reasonable in relation to the types of business activities in which such Seller or Shareholder is or may engage and (ii) the specific but broad geographical scope of the provisions of this Article XIII is reasonable, legitimate and fair to such Seller and Shareholder in light of Acquisition's need to conduct its business in a large geographic area in order to have a sufficient base to make its business profitable and in light of the limited restrictions on the type of business activities prohibited herein compared to the types of business activities in which such Seller and Shareholder is or may engage.

         SECTION 13.04 Remedies. Each Seller and each Shareholder hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Article XIII will result in substantial, continuing and irreparable injury to Acquisition and/or SRC. Therefore, each Seller and each Shareholder hereby agrees that, in addition to any other remedy that may be available to Acquisition or SRC, each of Acquisition and SRC shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement. Furthermore, in addition to the remedies Acquisition and/or SRC may seek and obtain pursuant to this Section 13.04, the period during which the covenants contained herein apply shall be extended by any and all periods during which any Seller or Shareholder shall be found by a court of competent jurisdiction to have been in violation of the covenants contained in this Agreement.

         SECTION 13.05 No Consideration. The parties acknowledge that no consideration of a monetary nature (cash or securities) is being paid by Acquisition or SRC for the undertakings and covenants of the Sellers contained in this Article XIII, but that same are being given by the Sellers in consideration of Acquisition and SRC entering into this Agreement.


                                   ARTICLE XIV

                                  MISCELLANEOUS

         SECTION 14.01 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid:

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
         If to SRC or Acquisition:

         Sight Resource Corporation
         67 South Bedford Street
         Burlington, Massachusetts 01803
         Attn:  President

         With a copy to:

         Mintz, Levin, Cohn, Ferris,
           Glovsky and Popeo, P.C.
         One Financial Center
         Boston, Massachusetts  02111
         Attn:  Lewis J. Geffen, Esq.

         If to any of the Sellers or the Shareholders:

         Gordon Safran
         24909 Duffield Road
         Cleveland, OH  44122
         Attn:  President

         With a copy to:

         Benesch Friedlander Coplan & Aronoff
         200 Public Square
         2300 BP America Building
         Cleveland, Ohio  44114
         Attn:  Lawrence M. Bell, Esq.



All notices, requests, consents and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above or as so designated, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, if on a business day, and otherwise on the first following business day, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

         SECTION 14.02 Entire Agreement. The Transaction Documents collectively embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Transaction Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

         SECTION 14.03 Modifications and Amendments. The terms and provisions of this Agreement may be amended, modified, supplemented or waived only by written agreement executed by all parties hereto.

         SECTION 14.04 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         SECTION 14.05 Assignment. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void.

         SECTION 14.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, (i) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement or (ii) shall be construed to create any rights or obligations except among the parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement; provided that the provisions of Sections 8.03 and 8.05 and the provisions of Article XI shall be enforceable by, and inure to the benefit of, the Person entitled to the benefit thereunder.

         SECTION 14.07 Governing Law; Jurisdiction and Service of Process. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of the State of Delaware, without giving effect to the conflicts of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of Massachusetts or of the United States of America for the Eastern District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 14.01 hereof. Notwithstanding anything in this Section 14.07 to the contrary, nothing herein shall be construed to prevent any of the Sellers or Shareholders from objecting to the personal jurisdiction of any such court and neither SRC nor Acquisition will interpose the language of this Section 14.07 as a defense to such objection.

         SECTION 14.08 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine that any such provision, or portion thereof, is wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

         SECTION 14.09 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement (except with respect to the Disclosure Schedule regarding the Business which is the sole responsibility of the Sellers and Shareholders) and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

         SECTION 14.10 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

         SECTION 14.11 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court of competent jurisdiction.

         SECTION 14.12 Expenses. Except as expressly provided herein or in any other Transaction Document, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

         SECTION 14.13 Publicity. No party hereto may issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement without the prior written consent of the other parties hereto, except as may be required by applicable law. Prior to making any public disclosure so required by applicable law, the disclosing party shall, if practicable, give the other parties a copy of the proposed disclosure and reasonable opportunity to make suggestions with respect to the same.

         SECTION 14.14 Confidentiality. The parties acknowledge and agree that any information or data it has acquired from the other parties, not otherwise properly in the public domain, was received in confidence. The parties agree not to divulge, communicate or disclose any such confidential information concerning the subject matter hereof, including any trade or business secrets and any technical or business materials that are treated by the disclosing party as confidential or proprietary, including without limitation information (whether in written, oral or machine-readable form) concerning: general business operations; methods of doing business, servicing clients, client relations, and of pricing and making charge for services and products; financial information, including costs, profits and sales; marketing strategies; business forms developed; names of suppliers, personnel, customers, clients and potential clients; negotiations or other business contacts with suppliers, personnel, customers, clients and potential clients; form and content of bids, proposals and contracts; internal reporting methods; technical and business data, documentation and drawings; software programs, however embodied; inventions; diagnostic techniques; and information obtained by or given to the parties about or belonging to third parties. In the event that this Agreement is terminated and/or the Effective Time does not arrive, the parties agree to return to the disclosing party any such confidential information and all copies (in whatever medium)

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
thereof, regardless of the location, it received or reproduced (in whole or in part), and shall thereafter continue to use its reasonable best efforts to maintain the confidentiality thereof, including by its employees and agents.

         SECTION 14.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 14.16 Principal Place of Office. The place where the principal office of Acquisition, the surviving corporation, is to be located is 67 South Bedford Street, Burlington, Massachusetts 01803.

         SECTION 14.17 Statutory Agent and Service of Process. Acquisition consents that it may be sued and served with process in the State of Ohio and Acquisition hereby irrevocably appoints the Secretary of State of Ohio as its agent to accept service of process in any proceeding in Ohio to enforce against Acquisition any obligation of Opticians or to enforce the rights of a dissenting shareholder of Opticians. Acquisition further states that it desires to transact business in the State of Ohio as a foreign corporation and appoints as its designated agent, The Prentice-Hall Corporation System, Inc., 16 East Broad Street, Columbus, Ohio 43215, and irrevocably consents to service of any process, notice, or demand on such agent so long as the authority of such agent continues and to service of any process, notice, or demand on the Secretary of State of Ohio in the events provided for in Section 1703.19 of the Revised Code of Ohio. The principal office of Acquisition to which the Secretary of State of Ohio shall forward notice of service of process is 67 South Bedford Street, Burlington, MA 01803, Attention: President.


                            [SIGNATURE PAGES FOLLOW]


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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    SIGHT RESOURCE CORPORATION


                                    By: /s/ William G. McLendon
                                       -----------------------------------------
                                    Name: William G. McLendon
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------


                                    E.B. ACQUISITION CORP.


                                    By: /s/ William G. McLendon
                                       -----------------------------------------
                                    Name: William G. McLendon
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------


                                    E.B. BROWN OPTICIANS, INC.


                                    By: /s/ Gordon Safran
                                       -----------------------------------------
                                    Name:  Gordon Safran
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------


                                    THE E.B. BROWN OPTICAL COMPANY

                                    By: /s/ Gordon Safran
                                       -----------------------------------------
                                    Name:  Gordon Safran
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------


                                    E.B. BROWN OPTICAL LABORATORIES, INC.


                                    By: /s/ Gordon Safran
                                       -----------------------------------------
                                    Name:  Gordon Safran
                                         ---------------------------------------
                                    Title: President
                                          --------------------------------------


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
                                    /s/ Gordon Safran
                                    --------------------------------------------
                                    Gordon Safran



                                    /s/ Evelyn Safran
                                    --------------------------------------------
                                    Evelyn Safran
                                         Signed by Gordon Safran
                                         Attorney in Fact

                                  SCHEDULE 3.02


                            Shareholders of Opticians


                  Name                                         Number of Shares
                  ----                                         ----------------

The E.B. Brown Optical Company                                        100

Gordon Safran                                                          50
                                                                      ---

                  Total Outstanding Shares                            150
                                                                      ===

                                  SCHEDULE 9.03
                                    LEASES


         (1)      "Ashland Square," 2005 Baney Road, Ashland, Ohio;
         (2)      "Ashtabula," 2315 N. Ridge, #490, Ashtabula, Ohio;
         (3)      "Athens," 42 S. Court Street, Athens, Ohio;
         (4)      "Beachwood Place," 26300 Cedar Road, Beachwood, Ohio;
         (5)      "Beachwood Place/Sunglasses Only," 25300 Cedar Road,
Beachwood, Ohio;
         (6)      "Pavillion Mall," 24055 Chagrin Blvd., Beachwood, Ohio;
         (7)      "Meadowbrook Square," 22793 Rockside Road, Bedford,
Ohio;
         (8)      "Main Store," offices 1549-1553, 1557 and 1561-1565,
East 30th Street, Cleveland, Ohio;
         (9) "Main Store Parking Lot," East 30th and Danforth Streets, Cleveland, Ohio;
         (10) "Huntington Building," Suite 928, 925 Euclid Avenue, Cleveland, Ohio;
         (11)     "Severance Medical," 5 Severance Circle, Cleveland
Heights, Ohio;
         (12) "Severance Town Center," 3474 Mayfield Road, Cleveland Heights, Ohio;
         (13)     "New Market," 7706 Newmarket, Columbus, Ohio;
         (14)     "Liberty Village," 3323 Liberty, Erie, Pennsylvania;
         (15)     "Millcreek Mall," Erie, Pennsylvania;
         (16)     "Euclid Square" 180 Euclid Square, Euclid, Ohio;
         (17)     "Westgate," 20800 Westgate Drive, Fairview Park, Ohio;
         (18)     "Findlay Village," 1800 Tiffin Road, D-4A, Findlay,
Ohio;
         (19)     "Lakewood," 14704 Detroit, Lakewood, Ohio;
         (20)     "Macedonia," 8210 Macedonia Commons, Macedonia, Ohio;
         (21)     "Richland Mall," 2200 Richland, Mansfield (Ontario),
Ohio;
         (22)     "Marietta," Lafayette Center, Marietta, Ohio;
         (23)     "Marion," 1425C Marion-Waldo, Marion, Ohio;
         (24)     "Massillon Village," 2490 Lincoln Way East, Massillon,
Ohio;
         (25)     "Eastgate," 6735 Mayfield, Mayfield Heights, Ohio;
         (26)     "Erie Commons," 8000 W. Plaza #1012, Mentor, Ohio;
         (27)     "Southland," 6869 Pearl Road, Middleburg Heights, Ohio;
         (28)     "Eastwood," 492 Eastwood #760, Niles, Ohio;
         (29)     "Great Northern," 650 Great Northern, Olmstead, Ohio;
         (30)     "Parmatown," 7885 W. Ridgewood Boulevard, Parma, Ohio;
         (31)     "Sandusky Mall," 4314 Milan Road #200, Sandusky, Ohio;

         (32)     "Solon Park Place," 33790 Bainbridge Road, Solon, Ohio;
         (33)     "Streetsboro," 9288 Market Square, Streetsboro, Ohio;
         (34)     "Southpark Center," Strongsville, Cleveland, Ohio;
         (35)     "Franklin Park," Franklin Park Mall, Toledo, Ohio;
         (36)     "Foundation Park," 1515 S. Byrne Road, Toledo, Ohio;
         (37)     "North Towne Square," 343 New Towne Square Drive,
Toledo, Ohio;
         (38)     "Woodville Mall," 3725 Williston Road, Toledo, Ohio;
         (39)     "Lane Avenue," 1583 W. Lane Avenue, Upper Arlington,
Ohio;
         (40)     "May Medical," 14100 Cedar Road, University Heights,
Ohio;
         (41)     "Gateway," 4013 E. Market Street, Warren, Ohio;
         (42)     "Zanesville," 3575 N. Maple Avenue #430, Zanesville,
Ohio;
         (43) "2530 Superior Avenue Partners", 2530 Superior Avenue, Cleveland, Ohio;

                                    SUBLEASES

         (1)      The sublease with Dr. Cathy Merrett.
         (2)      The sublease with Dr. Patricia Grace.
         (3)      The sublease with Dr. Barry L. Gellis.
         (4)      The sublease with Dr. Brain Tracy.
         (5)      The sublease with Dr. Jennifer Fitzgerald.
         (6)      The sublease with Dr. John Peter Galvin.
         (7)      The sublease with Dr. Eric Vandemark.
         (8)      The sublease with Euclid Foundation d.b.a. University
Mednet.

                                OTHER AGREEMENTS

         (1)      Agreement with Novadyne Computer Systems, Inc.
         (2)      Vision and Hearing Services Provider Agreement with
QualChoice, Inc.
         (3)      Preferred Vision Provider Agreement with Metropolitan
Life.
         (4)      Doctor Provider Agreement with Managed Vision, Inc.
         (5)      Agreement with Vision Plus.
         (6) Agreement with Value Added Benefits, Ltd. (Discount Optical services to be utilized for the benefit of employees.)
         (7)      Agreement with Oliver Peoples and Eyevan ("Frames").
         (8)      Agreement with Paul Smith Spectacles ("Frames").

         (9)      Agreement with National Vision Administrators.
         (10)     Agreement with MediMET Vision.


                                       70